Exhibit 10.2
VOTING AND SUPPORT AGREEMENT
THIS AGREEMENT made as of the 26th day of February, 2023.
BETWEEN:
EDGEPOINT INVESTMENT GROUP INC.,
a corporation existing under the laws of the Province of Ontario,
(hereinafter referred to as “EdgePoint”),
- and -
EDGEPOINT WEALTH MANAGEMENT INC.,
a corporation existing under the laws of the Province of Ontario, as trustee of the mutual fund trusts listed on Schedule A,
(hereinafter referred to, together with EdgePoint, collectively as the “EdgePoint Entities”),
- and -
9485-4692 QUÉBEC INC.,
a corporation existing under the laws of the Province of Québec,
(hereinafter referred to as the “Purchaser”),
- and -
LKQ CORPORATION,
a Delaware corporation,
(hereinafter referred to as the “Parent”),
WHEREAS as more particularly described on Schedule A hereto, the EdgePoint Entities are the legal and/or beneficial owners of, or exercise control or direction over, (a) common shares (“Shares”) in the capital of Uni-Select Inc., a corporation existing under the laws of the Province of Québec (the “Company”), and (b) 6.00% convertible senior subordinated unsecured debentures (“Convertible Debentures”) of the Company due December 18, 2026 governed by the terms of that certain Trust Indenture (the “Indenture”) dated as of December 18, 2019 between the Company and AST Trust Company (Canada) (as renamed to TSX Trust Company), as debenture trustee, providing for the issuance of the Convertible Debentures;
AND WHEREAS the Purchaser, the Parent and the Company are concurrently herewith entering into an arrangement agreement (as the same may be amended or amended and restated from time to time in accordance with its terms, the “Arrangement Agreement”) which provides for, among other things, the acquisition by the Purchaser of all of the issued and outstanding Shares from the holders of the Shares pursuant to the terms and conditions contained therein (the “Transaction”);

AND WHEREAS the Purchaser, the Parent and the Company propose to implement the Transaction by way of a plan of arrangement under Chapter XVI – Division II of the Business Corporations Act (Québec) (the “Arrangement”);
AND WHEREAS this Agreement sets out the terms and conditions of the agreement of each of the EdgePoint Entities to, among other things, (a) vote or cause to be voted all Shares beneficially owned, or over which control or direction is exercised (except for Shares over which an EdgePoint Entity does not have voting control as of the date hereof), by it at any time from the date hereof to and including the record date of the Company Meeting, including pursuant to the conversion of any Convertible Debentures (all such Shares, collectively, the “Subject Shares”) in favour of the Transaction, including the Arrangement Resolution, and any other matter that would reasonably be expected to facilitate the Transaction; (b) consent to the deemed conversion, at the Effective Time, of the Convertible Debentures beneficially owned, or over which control or direction is exercised, by it at any time from the date hereof up to but excluding the Effective Time into the corresponding number of Shares pursuant to the Plan of Arrangement (the “Subject Convertible Debentures” and, together with the Subject Shares, the “Subject Securities”), to the extent such Convertible Debentures have not theretofore been converted; and (c) otherwise abide by the restrictions and covenants set forth herein;
AND WHEREAS it is a requirement of the Purchaser and the Parent that the EdgePoint Entities enter into this Agreement in order to induce the Purchaser and the Parent to enter into the Arrangement Agreement and, in connection therewith, the Purchaser and the Parent are relying on the covenants, representations and warranties of the EdgePoint Entities set forth in this Agreement;
NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), each of the EdgePoint Entities, the Purchaser and the Parent agree as follows:
Article 1Article 1
INTERPRETATION
1.1All capitalized terms used but not otherwise defined herein shall have the respective meaning ascribed to them in the Arrangement Agreement.
1.2Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:
(a)the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;
(b)references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement;
(c)the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
(d)words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;
(e)the word “including” is deemed to mean “including without limitation”;

(f)the words “to the extent” mean the degree to which a subject or other thing extends (and such words shall not mean simply “if”);
(g)the terms “Party” and “the Parties” refer to a party or the parties to this Agreement, as the case may be;
(h)any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time in accordance with its terms; and
(i)all references to dollars or to $ refer to Canadian dollars unless otherwise specified.
1.3Any time period within which any action is to be taken hereunder shall be calculated as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day.
Article 2Article 2
THE TRANSACTION
2.1    Subject to the terms and conditions of the Arrangement Agreement, each of the Purchaser and the Parent hereby agrees, from and after the date hereof until the termination of this Agreement in accordance with Article 5 (the “Expiry Time”), to perform the covenants and obligations required to be performed by it under the Arrangement Agreement, except where the failure to perform such covenants and obligations, individually or in the aggregate, would not materially delay, impede or prevent the consummation of the Transaction.
2.2    Notwithstanding anything to the contrary herein, in the event that the Purchaser and the Parent determine in good faith at any time following the date of this Agreement that it is necessary or desirable to implement the Transaction other than pursuant to the Arrangement by way of an alternative form of transaction (any such transaction, an “Alternative Transaction”), such as a take-over bid, amalgamation or other form of business combination, on a basis that (x) provides for economic terms which, in relation to the EdgePoint Entities (taken as a whole), are at least equivalent or better, on an after-tax basis, to the economic benefits contemplated by the Arrangement, and (y) is otherwise on terms and conditions not materially more onerous to the EdgePoint Entities (taken as a whole) than the Transaction, the provisions of this Agreement shall apply mutatis mutandis and each of the EdgePoint Entities hereby covenants and agrees to support such Alternative Transaction and the consummation thereof in the same manner as the Transaction, on the terms and subject to the conditions of this Agreement. Without limiting the generality of the foregoing, in connection with any such Alternative Transaction, each of the EdgePoint Entities shall:
(a)vote, or cause to be voted, all of the Subject Securities in favour of such Alternative Transaction (as applicable);
(b)not exercise, or permit the exercise of, any rights of dissent provided under any applicable Law or otherwise, including any Dissent Rights in respect of such Subject Securities (as applicable);
(c)in the event that such Alternative Transaction is carried out by way of a take-over bid, tender and deposit, or causing to be tendered and deposited, all of the Subject Shares into such take-over bid, together with, as applicable, a duly completed and executed letter of transmittal as soon as practicable and, in any event, not later than ten (10) Business Days prior to the expiry time of such take-over bid; and

(d)consent to the conversion of all of the Subject Convertible Debentures under or in connection with such Alternative Transaction into the corresponding number of Shares at the effective time of such Alternative Transaction, provided that such conversion satisfies the conditions set forth in clauses (x) and (y) of this Section 2.2.
2.3    For the avoidance of doubt, in the event that the holders of the Convertible Debentures are entitled to vote on the Transaction or the Arrangement (including the Arrangement Resolution), or any other matter that would reasonably be expected to facilitate the Transaction or any Alternative Transaction, each of the EdgePoint Entities shall vote or to cause to be voted the Subject Convertible Debentures at the Company Meeting (including any adjournment or postponement thereof) in favour of any such proposals and the provisions of this Agreement shall apply mutatis mutandis as if references to the Subject Shares were also references to the Subject Convertible Debentures.
Article 3Article 3
COVENANTS OF THE EDGEPOINT ENTITIES
3.1    Each of the EdgePoint Entities hereby covenants and agrees, from the date hereof until the Expiry Time, to:
(a)not, directly or indirectly, through any of its officers, directors, employees, representatives (including any financial or other advisors), agents, or otherwise, and shall cause such Persons not to:
(i)solicit, assist, initiate, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal or offer from any Person that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal;
(ii)enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Parent, the Purchaser and their affiliates) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal; or
(iii)support, endorse or enter into, or publicly propose to support, endorse or enter into, any Contract in respect of an Acquisition Proposal;
(b)immediately cease and cause to be terminated all discussions and negotiations, if any, with any Person or group of Persons (other than the Purchaser and the Parent) or any agent or representative of any such Person or group of Persons conducted before the date of this Agreement with respect to any actual or potential Acquisition Proposal;
(c)promptly (and in any event within twenty-four (24) hours) notify the Parent of the receipt of any bona fide written Acquisition Proposal, including a description of the material terms and conditions of such Acquisition Proposal;
(d)not, prior to the Company Meeting:
(i)option, offer, sell, assign, transfer, distribute, gift, dispose of, pledge, encumber, grant a security interest in, hypothecate, appoint or (other than pursuant to the Arrangement Agreement and Plan of Arrangement) otherwise convey or dispose of (“Transfer”) any Subject Shares; provided, however, that the EdgePoint Entities shall be entitled to Transfer up to (A) 677,669 Subject Shares after June 30, 2023 if the Arrangement

Resolution has not been approved at the Company Meeting on or prior to such date, (B) an additional 677,669 Subject Shares after July 31, 2023 if the Arrangement Resolution has not been approved at the Company Meeting on or prior to such date, and (C) an additional 677,669 Subject Shares after August 31, 2023 if the Arrangement Resolution has not been approved at the Company Meeting on or prior to such date; provided, further, that any such Transfer shall only be carried out by way of an ordinary course market trade or a block trade through the facilities of the TSX (in which case the EdgePoint Entities shall have made reasonable inquiries and taken reasonable precautions to ensure that no such Subject Shares are Transferred to any Person that an EdgePoint Entity knows, or could reasonably be expected to know, has made or has publicly disclosed an intention to make any Acquisition Proposal or to otherwise oppose the Transaction or the Arrangement (including the Arrangement Resolution)); or
(ii)enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein (legal or equitable), to any Person or group of Persons;
(e)not Transfer any Subject Convertible Debentures (provided that nothing herein will restrict or prohibit an EdgePoint Entity from converting the Subject Convertible Debentures into Shares at any time and subsequently Transferring those Shares following the Company Meeting) or subscribe for, purchase or otherwise acquire any Convertible Debentures;
(f)not (i) grant any proxy, power of attorney or other right to vote the Subject Shares (other than the grant of any proxy or voting instruction form in accordance with this Agreement), (ii) deposit any of the Subject Shares into a voting trust or enter into any voting agreement or arrangement, voting trust, vote pooling or other agreement with respect to the right to vote the Subject Shares (other than this Agreement), (iii) call any meeting of Company Shareholders or other securityholders of the Company, or (iv) give any consent or approval of any kind with respect to any of the Subject Shares;
(g)exercise the voting rights attaching to the Subject Shares to oppose any proposed action by the Company, any of its Subsidiaries, any Company Shareholder or any other Person which would reasonably be expected to frustrate, prevent, or delay the completion of the Transaction or the other transactions contemplated by the Arrangement Agreement;
(h)not (i) act jointly or in concert with any other Person or group of Persons with respect to the Shares or any other class of securities of the Company for the purpose of opposing or competing with the Transaction, (ii) solicit proxies or become a participant in a solicitation of proxies in opposition to or in competition with the Transaction, or (iii) requisition or join in any requisition of any meeting of Company Shareholders or other securityholders of the Company without the prior written consent of the Parent; and
(i)not agree to do any of the foregoing.
3.2    Each of the EdgePoint Entities hereby covenants and agrees, from the date hereof until the Expiry Time, to:
(a)attend, either in person, virtually or by proxy, the Company Meeting (including any adjournment or postponement thereof) and any other meeting of the Company Shareholders called with respect to the Transaction, the Arrangement

Resolution or the Arrangement Agreement and be counted as present for quorum purposes;
(b)vote or to cause to be voted the Subject Shares at the Company Meeting (including any adjournment or postponement thereof) in favour of (i) the Transaction, including the Arrangement Resolution and any other matter that would reasonably be expected to facilitate the Transaction, and (ii) any proposal to adjourn or postpone such meeting if such adjournment or postponement is proposed pursuant to and in compliance with the provisions of the Arrangement Agreement;
(c)vote or cause to be voted the Subject Shares against any Acquisition Proposal and any other matter which could reasonably be expected to frustrate, prevent, materially interfere with or delay the completion of the Transaction or the other transactions contemplated by the Arrangement Agreement at any meeting of the Company Shareholders or other securityholders of the Company called for the purpose of considering same;
(d)no later than ten (10) Business Days prior to the date of the Company Meeting, deliver or cause to be delivered to, or deposit or cause to be deposited with, the Company or the proximate intermediary, as applicable, in each case, with a copy to the Purchaser and the Parent as soon as reasonably practicable thereafter, a duly executed proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, directing the Subject Shares to be voted in favour of the Transaction, including the Arrangement Resolution and any other matter that would reasonably be expected to facilitate the Transaction, and (if applicable) name, in such proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, those individuals as may be designated by the Company in the Company Circular for such purpose; and
(e)not take, or permit any Person on its behalf to take, any action to withdraw, revoke, amend or invalidate any proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, delivered to or deposited with the Company or the proximate intermediary, as applicable, pursuant to Section 3.2(d), notwithstanding any statutory or other rights or otherwise.
3.3    Each of the EdgePoint Entities hereby:
(a)provides its consent and approval to the deemed conversion, at the Effective Time, of the Subject Convertible Debentures in the manner contemplated in section 2.3 of the Plan of Arrangement;
(b)acknowledges and agrees that, immediately following the conversion of the Subject Convertible Debentures pursuant to the Plan of Arrangement, it shall cease to be a holder thereof and shall cease to have any rights as a holder of Convertible Debentures, including pursuant to the Indenture, and shall thereafter have only the right to receive the Consideration to which it is entitled, in its capacity as a holder of Shares, in respect of the Conversion Shares (as such term is defined in the Plan of Arrangement); and
(c)covenants and agrees, on the Effective Date and at the time specified in the Plan of Arrangement, to assign and transfer (or cause the assignment and transfer of) each of the Conversion Shares beneficially owned, or over which control or direction is exercised, by it in exchange for the Consideration pursuant to the Plan of Arrangement.
3.4    Each of the EdgePoint Entities covenants and agrees that it shall not (a) exercise any rights of dissent provided under any applicable Law or otherwise, including any Dissent Rights,

in connection with the Transaction or any Alternative Transaction or the transactions contemplated by the Arrangement Agreement, or (b) commence any Action against, or otherwise contest the approval of, the Transaction, including by or before any Governmental Entity (provided that, for certainty, nothing herein shall limit, prohibit or prevent the EdgePoint Entities from enforcing, or exercising their respective rights under, this Agreement in accordance with its terms).
3.5    Each of the EdgePoint Entities hereby covenants and agrees that, until the earlier of the termination of the Arrangement Agreement in accordance with its terms and the date that is thirty-six (36) months from the Effective Date, none of (a) any EdgePoint Entity, (b) any Person that controls a EdgePoint Entity, directly or indirectly (“Controlling Person”), or (c) any Person that any EdgePoint Entity controls, directly or indirectly (a “Controlled Specified Shareholder”) shall, directly or indirectly, knowingly acquire or agree to acquire any shares or indebtedness (or rights to acquire shares or indebtedness) of the Parent (“Prohibited Property”), with the exception of any Prohibited Property that any EdgePoint Entity, Controlling Person, or Controlled Specified Shareholder may acquire, directly or indirectly, by reason of Prohibited Property being acquired by an investment fund, index replicating fund or mutual fund (or like investment vehicles) over which such EdgePoint Entity, Controlling Person, or Controlled Specified Shareholder, as the case may be, does not have any influence.
Article 4Article 4
REPRESENTATIONS AND WARRANTIES OF THE PARTIES
4.1    Each of the EdgePoint Entities hereby solidarily represents and warrants to the Parent and the Purchaser as follows and acknowledges that the Parent and the Purchaser are relying upon these representations and warranties in connection with the entering into of this Agreement and the Arrangement Agreement:
(a)it has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
(b)the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly authorized and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder;
(c)this Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the Parent and the Purchaser, constitutes a legal, valid and binding obligation, enforceable by the Parent and the Purchaser against each of the EdgePoint Entities in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction;
(d)other than as provided in the Arrangement Agreement with respect to the parties thereto and filings required under applicable securities Laws, the execution, delivery and performance by it of this Agreement does not require any consent, approval, authorization or permit of, any action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Transaction;
(e)it is the sole legal and/or beneficial owner of the number of Subject Shares and principal amount of Subject Convertible Debentures listed opposite its name on Schedule A to this Agreement;

(f)it currently has, and as of the Company Meeting, will have, the sole right to vote (or cause to be voted) and dispose (or direct the disposition of) all the Subject Shares, and all the Subject Securities are, and immediately prior to the Effective Time will be (other than any Subject Shares Transferred following the Company Meeting or otherwise in accordance with Section 3.1(d)), legally and/or beneficially owned solely by it with good and marketable title thereto, free and clear of any and all Liens of any nature or kind whatsoever;
(g)none of the Subject Securities is subject to any voting trust, agreement, arrangement or restriction with respect to the voting of such Subject Securities, including the granting of any proxy or power of attorney with respect thereto, that would prevent or delay its ability to perform its obligations hereunder;
(h)no Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto, including any right to vote, except the Parent and the Purchaser pursuant to this Agreement;
(i)none of the execution and delivery by it of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by it with its obligations hereunder will result in a breach of or constitute a default (with or without notice of lapse of time or both) under any provision of (i) its constating documents, (ii) any agreement or instrument to which it is a party or by which it or any of its properties or assets is bound, (iii) any judgment, decree, order or award of any Governmental Entity, or (iv) any Law or Order, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the EdgePoint Entities to perform their obligations hereunder;
(j)(i) the only securities of the Company owned, directly or indirectly, or over which control or direction is exercised, by it are those listed on Schedule A to this Agreement opposite its name (excluding, for certainty, Shares over which an EdgePoint Entity does not have voting control as of the date hereof), and (ii) it has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by it or transfer to it of additional Shares or Convertible Debentures (other than pursuant to the terms of the Convertible Debentures in effect on the date hereof);
(k)there are no Actions in progress or pending or, to the knowledge of any EdgePoint Entity, threatened against it or any of its affiliates that would materially adversely affect in any manner (i) its ability to enter into this Agreement and to perform its obligations hereunder, or (ii) its title to, or ownership of, any of the Subject Securities; and
(l)it understands and acknowledges that the Parent and the Purchaser are entering into the Arrangement Agreement in reliance upon the EdgePoint Entities’ execution and delivery of this Agreement.
4.2    Each of the Parent and the Purchaser hereby solidarily represents and warrants to the EdgePoint Entities as follows and acknowledges that the EdgePoint Entities are relying upon these representations and warranties in connection with the entering into of this Agreement:
(a)it has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b)the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly authorized and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder;
(c)this Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the EdgePoint Entities, constitutes a legal, valid and binding obligation, enforceable by the EdgePoint Entities against each of the Parent and the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction;
(d)other than as provided in the Arrangement Agreement with respect to the parties thereto and filings required under applicable securities Laws, the execution, delivery and performance by it of this Agreement does not require any consent, approval, authorization or permit of, any action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Transaction;
(e)none of the execution and delivery by it of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by it with its obligations hereunder will result in a breach of or constitute a default (with or without notice of lapse of time or both) under any provision of (i) its constating documents, (ii) any agreement or instrument to which it is a party or by which it or any of its properties or assets is bound, (iii) any judgment, decree, order or award of any Governmental Entity, or (iv) any Law or Order, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Parent or the Purchaser to perform its obligations hereunder; and
(f)it has the requisite corporate power and authority to enter into the Arrangement Agreement and to perform its obligations under the Arrangement Agreement and to consummate the transactions contemplated by the Arrangement Agreement.
4.3    The representations and warranties set forth in this Article 4 shall not survive the completion of the Transaction and will expire and be terminated at the Expiry Time.
Article 5Article 5
TERMINATION
5.1    This Agreement shall automatically terminate without any further act or formality upon the earliest of:
(a)the occurrence of the Effective Time; or
(b)the termination of the Arrangement Agreement in accordance with its terms.
5.2    This Agreement may be terminated by the EdgePoint Entities at any time prior to the termination of this Agreement pursuant to Section 5.1 if:
(a)the Purchaser or the Parent, without the prior written consent of the EdgePoint Entities, amends the Arrangement Agreement or the Plan of Arrangement to decrease the Consideration payable in respect of the Subject Shares or change the form of consideration per Subject Share payable pursuant to the Transaction, other than to add additional consideration or the option for Company Shareholders to elect one or more alternative forms of consideration in addition to the form of consideration contemplated by the Arrangement Agreement (it being understood that any decrease of the Consideration pursuant to section 2.6 of the Plan of Arrangement shall not constitute a decrease of Consideration for purposes of this Agreement); or
(b)the Purchaser or the Parent, without the prior written consent of the EdgePoint Entities, amends section 2.3 of the Plan of Arrangement in a manner that is adverse to the EdgePoint Entities.
5.3    This Agreement may be terminated by written agreement of the Parties at any time prior to the termination of this Agreement pursuant to Section 5.1.
5.4    In the case of any notice of termination of this Agreement pursuant to Section 5.1, Section 5.2 and Section 5.3, this Agreement shall terminate and be of no further force or effect, provided that, in the event of termination pursuant to Section 5.1(a), Section 3.5 shall remain in full force and effect until the expiration of the covenants contained therein. Notwithstanding anything else contained herein, such termination shall not relieve any Party from liability for any material breach of this Agreement by such Party prior to such termination.
Article 6Article 6
DISCLOSURE
6.1    Each of the EdgePoint Entities:
(a)consents to the details of this Agreement being set out in the Company Circular and this Agreement being made publicly available, including by filing on SEDAR or EDGAR, as may be required pursuant to applicable securities Laws;
(b)consents to and authorizes the publication and disclosure by the Parent, the Purchaser and the Company of its identity and holding of Subject Securities, the nature of its commitments and obligations under this Agreement and any other information, in each case, in any press release and communications to investors in connection with the Transaction and the other transactions contemplated by the Arrangement Agreement, or otherwise that the Parent or the Purchaser determines is required to be disclosed by applicable Law in the Company Circular or any other disclosure document in connection with the Transaction and the other transactions contemplated by the Arrangement Agreement, including any Alternative Transaction;
(c)agrees promptly to provide to the Parent and the Purchaser any information the Parent or the Purchaser may reasonably require for the preparation of any such disclosure documents; and
(d)agrees to promptly notify the Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
6.2    Except as contemplated in Section 6.1 and as otherwise required by applicable Law or any Governmental Entity, no Party shall make any public announcement or statement with respect to this Agreement without the approval of the other (which approval shall not be unreasonably withheld or delayed). A copy of this Agreement may be provided to the Company.
Article 7Article 7
GENERAL
7.1    This Agreement becomes effective only when executed by each of the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties; provided, that the Purchaser may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates; provided, however, that no such assignment shall relieve the Purchaser of any of its obligations hereunder.
7.2    Time shall be of the essence of this Agreement.
7.3    Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or sent by email or similar means of recorded electronic communication, addressed as follows:
(a)in the case of the EdgePoint Entities:
150 Bloor Street West
Suite 500
Toronto, Ontario M5S 2X9
Attention:    Sayuri Childs
Email        childs@edgepointwealth.com
(b)in the case of the Parent or the Purchaser:
LKQ Corporation
500 W. Madison Street, Suite 2800
Chicago, IL 60661
Attention:    Matthew J. McKay
Email        mjmckay@lkqcorp.com
with copies (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, NY 10019
Attention:    Mark Gordon
        Mark A. Stagliano
Email:        mgordon@wlrk.com
        mastagliano@wlrk.com

and
Davies Ward Phillips & Vineberg llp
155 Wellington Street West
Toronto, Ontario M5V 3J7
Attention:    Olivier Désilets
        Andrew Mihalik
Email:        odesilets@dwpv.com
        amihalik@dwpv.com
Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day or if delivery or transmission is made on a business day after 5:00 p.m. at the place of receipt, then on the next following business day). Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 7.3.
7.4    This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Québec and the federal laws of Canada applicable therein. Each of the Parties irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the courts of the Province of Québec over any action or proceeding arising out of or relating to this Agreement, (b) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and (c) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.
7.5    Each of the Parties agrees that: (a) money damages would not be a sufficient remedy for any breach of this Agreement by any of the Parties; (b) in addition to any other remedies at law or in equity that a Party may have, such Party shall be entitled to equitable relief, including injunction and specific performance, in addition to any other remedies available to such Party, in the event of any breach or threatened breach of the provisions of this Agreement; and (c) any Party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Each of the Parties hereby consents to any preliminary applications for such relief to any court of competent jurisdiction. The prevailing Party shall be reimbursed for all costs and expenses, including reasonable legal fees, incurred in enforcing the other Parties’ obligations hereunder. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity.
7.6    If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not irremediably affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled according to their original tenor to the extent possible.
7.7    This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, undertakings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.
7.8    No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this

Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.
7.9    Each Party shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.
7.10    This Agreement and any document contemplated by or delivered under or in connection with this Agreement may be executed in any number of counterparts (including in electronic form and/or with electronic signatures), with the same effect as if all Parties had executed and delivered the same Agreement or document, and all counterparts shall be construed together to be an original and will constitute one and the same Agreement or document.
7.11    The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

EDGEPOINT INVESTMENT GROUP INC.
by	/s/ Tye Bousada
Name: Tye Bousada
Title: Chief Executive Officer

EDGEPOINT WEALTH MANAGEMENT INC., AS TRUSTEE FOR THE MUTUAL FUND TRUSTS LISTED ON SCHEDULE A
by	/s/ Tye Bousada
Name: Tye Bousada
Title: Portfolio Manager

Signature Page – EdgePoint Voting and Support Agreement

LKQ CORPORATION
by	/s/ Dominick Zarcone
Name: Dominick Zarcone
Title: President and Chief Executive Officer

9485-4692 QUÉBEC INC.
by	/s/ Dominick Zarcone
Name: Dominick Zarcone
Title: Officer

Signature Page – EdgePoint Voting and Support Agreement

SCHEDULE A
OWNERSHIP AND CONTROL OF SECURITIES OF UNI-SELECT INC.
[Intentionally Omitted]